Exhibit 10.2

FIRST AMENDMENT TO EMPLOYMENT AGREEMENT

THIS FIRST AMENDMENT TO EMPLOYMENT AGREEMENT (this “Amendment”) is made and entered into effective as of August 11, 2017, by and between Faneuil, Inc., a Delaware corporation (the “Company”) and Anna Van Buren (the “Executive”).

WHEREAS, the Executive and the Company previously entered into that certain Employment Agreement (the “Employment Agreement”) dated as of October 18, 2013;

WHEREAS, the Company is the wholly owned subsidiary of ALJ Regional Holdings, Inc. (the “Parent”); and

WHEREAS, the Compensation, Nominating and Corporate Governance Committee of the Board of Directors of the Parent and the Executive believe it is in the best interests of the Company to amend the Employment Agreement in the manner reflected herein.

NOW THEREFORE, in consideration of the continuing mutual covenants and agreements set forth herein and in the Employment Agreement and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.	The first sentence in Section 1.1—Employment, Duties shall be amended and restated in its entirety to read and provide as follows:

The Company hereby employs the Executive for the Term (as defined in Section 2.1), to render exclusive and full-time services to the Company as the President and Chief Executive Officer of the Company, or in such other executive position as may be mutually agreed upon by the Board of Directors (including the Compensation, Nominating and Corporate Governance Committee thereof, the “Board”) of ALJ Regional Holdings, Inc. (the “Parent”) and the Executive, and to perform such other duties consistent with such position or as may be assigned to the Executive by the Board.

2.	Section 2.1—The Term shall be amended and restated in its entirety to read and provide as follows:

The term of the Executive’s employment under this Employment Agreement (the “Term”) shall be effective and commence automatically on August 11, 2017 (the “Effective Date”), and shall continue until December 31, 2021, subject to earlier termination pursuant to Section 4.

3.	Section 3.2—Incentive Compensation shall be amended and restated in its entirety to read and provide as follows:

Commencing with the 2017 calendar year, the Executive shall be eligible to earn a bonus with respect to such calendar year ending during the Term computed in accordance with the provisions hereafter (an “Annual Bonus”).  If the amount of Pre-Bonus Earnings for such calendar year is less than the Pre-Bonus Earnings Cap, the Annual Bonus shall be equal to ten (10%) of the positive difference between the Pre-Bonus Earnings less the Bonus Threshold. If the amount of Pre-Bonus Earnings is greater than the Pre-Bonus Earnings Cap, the Annual Bonus shall be equal to the sum of (i) ten percent (10%) of the positive difference between the Pre-Bonus Earnings Cap less the Bonus Threshold, and (ii) five percent (5%) of the positive difference between (a) Pre-Bonus Earnings amount for such calendar year less (b) the Pre-Bonus Earnings Cap.  The “Pre-Bonus Earnings” amount shall equal the EBITDA (as defined below) of the Company before any bonus amount owed to Executive but after all other bonus amounts.  The “Bonus Threshold” shall be six million two hundred fifty thousand ($6,250,000) for calendar year 2017 and seven million five hundred thousand dollars ($7,500,000) thereafter.  In addition, such threshold shall be subject to adjustment by the Board from time to time in its discretion to account for material acquisitions or dispositions of any business or assets of or by the Company or its subsidiaries. The “Pre-Bonus Earnings Cap” shall be that amount of Pre-Bonus Earnings such that the sum of (i) the Executive’s Base Salary as in effect at the end of the year in respect to which such bonus was earned and (ii) the product of (a) 10% and (b) the positive difference between Pre-Bonus Earnings and the Bonus Threshold is equal two million dollars ($2,000,000). For the avoidance of doubt, the Pre-Bonus Earnings Cap for calendar year 2017 shall be twenty one million fifty thousand dollars ($21,050,000).

EXAMPLE 1: Calendar Year 2017 Pre-Bonus Earnings of $24,000,000

Are Pre-Bonus Earnings for the calendar year over the Pre-Bonus Earnings Cap? YES	$24,000,000 of Pre-Bonus Earnings Pre-Bonus Earnings Cap for 2017 is $21,050,000
Annual Bonus Calculation since answer above is YES	Annual Bonus = (10% * (Pre-Bonus Earnings Cap – Bonus Threshold)) + (5% * (Pre-Bonus Earnings – Pre-Bonus Earnings Cap))
Annual Bonus = (10% * ($21,050,000 - $6,250,000)) + (5% * ($24,000,000 - $21,050,000))
Annual Bonus = $1,480,000 + $147,500 = $1,627,500
Total Compensation = Base Salary + Annual Bonus	Total Compensation = $520,000 + $1,627,500 = $2,147,500

EXAMPLE 2: Calendar Year 2017 Pre-Bonus Earnings of $18,000,000

Are Pre-Bonus Earnings for the calendar year over the Pre-Bonus Earnings Cap? NO	$18,000,000 of Pre-Bonus Earnings Pre-Bonus Earnings Cap for 2017 is $21,050,000
Annual Bonus Calculation since answer above is NO	Annual Bonus = 10% * (Pre-Bonus Earnings – Bonus Threshold)
Annual Bonus = 10% * ($18,000,000 - $6,250,000) = $1,175,000
Total Compensation = Base Salary + Annual Bonus	Total Compensation = $520,000 + $1,175,000 = $1,695,000

An Annual Bonus, if earned in accordance with this Agreement, shall be paid no later than the fifteenth day of the third month following the year with respect to which such bonus was earned, provided that, except as otherwise specifically provided for in this Agreement (including, without limitation, Sections 4.1, 4.2 and 4.4) or in connection with any bonus otherwise earned with regard to calendar year 2021, as a condition precedent to any bonus entitlement the Executive must remain in employment with the Company at the time that the Annual Bonus is paid. Notwithstanding the foregoing, to the extent that Section 162(m) of the Internal Revenue Code of 1986, as amended (the

“Code”), may be applicable, such Annual Bonus shall be subject to, and contingent upon, such shareholder approval as is necessary to cause the Annual Bonus to qualify as “performance-based compensation” under Section 162(m) of the Code and the regulations promulgated thereunder as well as any other required approvals.

For the purposes of this Agreement, “EBITDA” means for any fiscal year of the Company, consolidated operating income for such fiscal year of the Company plus, without duplication and to the extent reflected as a charge in the statement of such operating income for such fiscal year, the sum of (i) depreciation and amortization expense (excluding amounts of prepaid incentives under customer contracts), (ii) any extraordinary non-cash expenses or losses, (iii) all restructuring costs (as defined under U.S. generally accepted accounting principles (“GAAP”)), (iv) fees paid to the Company’s external advisors in connection with acquisitions for the business (whether or not consummated) and (v) effects of changes in accounting policy and GAAP, in the case of clauses (i) through (iii) above, solely with respect to the Company, and minus without duplication and to the extent included in the statement of such operating income for such period, the sum of (a) any extraordinary or non-recurring non-cash income or gains (including, whether or not otherwise includable as a separate item in the statement of such operating income for such period, gains on the sales of assets outside of the ordinary course of business), (b) effects of changes in accounting policy and GAAP, and (c) any cash payments made during such period in respect of items described in clause (ii) above subsequent to the fiscal quarter in which the relevant non-cash expenses or losses were reflected as a charge in the statement of operating income, in the case of clauses (a) through (c) above, solely with respect to the Company, all as determined on a consolidated basis, all of the foregoing to be determined by the Board or any other relevant committee or person, including the Executive Chairman of the Parent.

4.	The first sentence in Section 4.4—Termination by Company without Cause or by the Executive for Good Reason shall be amended and restated in its entirety to read and provide as follows:

If the Executive’s employment is terminated prior to the end of the Term by the Company without Cause (other than by reason of death or Disability) or by the Executive for Good Reason (as defined below), the Executive shall be eligible to receive: (i) any Base Salary earned but not paid, (ii) as severance pay, for the 12-month period following the Executive’s termination of employment or the remainder of the Term, whichever is less, an amount equal to the lesser of one-times Base Salary or Base Salary pro-rated for the remainder of the Term (such length of time being referred to as the “Severance Period”), payable in installments in accordance with the Company’s normal payroll practices, (iii) continuation for the Severance Period of group health plan benefits to the extent authorized by and consistent with 29 U.S.C. § 1161 et seq. (commonly known as “COBRA”), with the cost of the regular premium for such benefits paid in full by the Company, (iv) an Annual Bonus for the year in which termination occurred (which, for the avoidance of doubt, shall not be pro-rated and shall be based on the entire year) if the Executive would have been otherwise entitled to receive such bonus hereunder had the Executive been employed at the time such Annual Bonus is normally paid, which Annual Bonus will be paid at the time and in the manner such Annual Bonus would have been paid to the Executive had such Executive not been terminated, and (v) an Annual Bonus for the year prior to the year in which the Executive is so terminated if at the time of termination the Executive has otherwise earned an Annual Bonus payment for such prior year and has not yet been paid such bonus due to such termination, which prior year Annual Bonus will be paid at the time and in the manner such prior year Annual Bonus would have been paid to the Executive had such Executive not been terminated.

5.	Section 10.2—Continuation of Employment shall be amended and restated in its entirety to read and provide as follows:

The Executive and the Company agree to meet and confer one (1) year prior to the expiration of the Term to determine whether the parties mutually desire to provide for an extension of the term of this Agreement. If the Executive and the Company agree to extend the term of this Agreement, such agreement shall be evidenced in writing as promptly as practicable. Unless the parties otherwise agree in writing, continuation of the Executive’s employment with the Company beyond the expiration of the Term shall be deemed an employment at will and shall not be deemed to extend any of the provisions of this Agreement, and the Executive’s employment may thereafter be terminated “at will” by the Executive or the Company. If the Executive’s employment terminates upon expiration of the Term, the Executive shall receive any Base Salary earned but not paid prior to such termination and shall have no further rights to any compensation (other than any Annual Bonus for calendar year 2021 earned in accordance with Section 3.2 above) or any other benefits under this Agreement, except to the extent already earned and vested as of the day immediately prior to such termination. The Executive shall remain subject to the restrictive covenants set forth in Section 5.2 for the Restricted Period, which shall include any period of continued at-will employment beyond the expiration of the Term.

6.	All other provisions of the Employment Agreement shall remain in full force and effect.

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IN WITNESS WHEREOF, the parties have executed this Amendment to the Employment Agreement on August 11, 2017.

FANEUIL, INC.

By:	/s/ Samuel R. Rehm
Name:	Samuel R. Rehm
Title:	Chief Financial Officer

EXECUTIVE

/s/ Anna Van Buren
Anna Van Buren